Exhibit 10.18

SEVERANCE AND RELEASE AGREEMENT

THIS SEVERANCE AND RELEASE AGREEMENT (this “Agreement”) is made and entered by and among JAMES V. SUSKIEWICH (the “Executive”), FEDERAL TRUST CORPORATION (the “Company”), and FEDERAL TRUST BANK (the “Bank”), a wholly owned subsidiary of the Company (the Company and the Bank collectively being the “Corporation”) effective as of the last date written below.

WHEREAS, the Executive has been employed by the Company under the terms of that Employment Agreement by and between the Executive and the Company and dated October 1, 2005 (the “Employment Agreement”);

WHEREAS, the Company exercised its right under the Employment Agreement to terminate the employment of the Executive, without cause, by delivering to him a Notice of Termination on September 14, 2007 (the “Notice Date”);

WHEREAS, under the Employment Agreement, the Executive is entitled to certain severance payments and benefits upon delivering to the Company a full release for any potential claims related to the Employment Agreement or the Executive’s employment with the Company; and

WHEREAS, under that Salary Continuation Agreement by and between the Executive and the Bank, as last amended and restated by that Addendum dated December 31, 2005 (the “Salary Continuation Agreement”), the Executive is entitled to certain additional compensation upon the termination of his employment, subject to modification as provided herein to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (collectively, “Section 409A”);

NOW, THEREFORE, in consideration of the mutual promises and covenants in this Agreement, the Executive and the Corporation agree as follows:

1. Recitals. The parties hereto acknowledge and agree that the above-stated recitals are true and accurate, and they form an integral part of this Agreement.

2. Removal and Termination. From and after the Notice Date, the Executive is removed from all offices of and appointments by the Corporation. The Executive’s employment by the Corporation will be terminated at the end of the day on October 14, 2007 (the “Termination Date”).

3. Compensation Prior to the Termination Date. Prior to and including the Termination Date, the Executive shall be entitled to all compensation set forth in Schedule B to the Employment Agreement (“Schedule B”). All payments of any such compensation shall be subject to all taxes and withholding required under applicable federal and state law, and shall be paid in accordance with the Corporation’s customary payroll practices.

4. Compensation After the Termination Date.

a. After the Termination Date, subject to the obligations of the Executive under this Agreement, in addition to accrued and unpaid amounts payable to the Executive pursuant to Paragraph 3 above, the Executive shall be entitled to the compensation described in Exhibit 1 attached hereto and incorporated herein by this reference. The Company and the Bank shall be jointly and severally responsible for payment of such compensation described in Paragraph 4 of Exhibit 1 (“Salary Continuation Payments”). All payments of any such compensation shall be subject to all taxes and withholding required under applicable federal and state law, and shall be paid in accordance with the Corporation’s customary payroll practices.

b. The parties hereto acknowledge and agree that the payment of Salary Continuation Payments is subject to the provisions of Section 409A, including, but not limited to, the six month delay rule, as addressed in Paragraph 4 of Exhibit 1, and the restriction on acceleration upon a change of control, as addressed in Section 4.c. below.

c. In the event of a Change of Control (as defined below), the Salary Continuation Payments payable to the Executive or his spouse after the date of such Change of Control shall be accelerated so that the present value of such remaining amounts payable as of the date of such Change of Control (determined by applying an annual discount rate of eight percent (8%) and assuming a life expectancy for the Executive or his spouse, as the case may be, of 82 years) shall be due and payable within sixty (60) days after the date of such Change of Control. For purposes of this paragraph, “Change of Control” means a change in control with respect to either the Bank or the Company, as defined in 12 C.F.R. Section 574.4(a) or (b) of the Office of Thrift Supervision, provided such change of control also qualifies as a change in the ownership or effective control of the Company or the Bank, or a change in the ownership of a substantial portion of the assets of the Company or the Bank, within the meaning of Section 409A. The Executive acknowledges and agrees that, notwithstanding the provisions of the Salary Continuation Agreement, the Executive is required by Section 409A to immediately make an election with respect to the acceleration of Salary Continuation Payments in the event of a Change of Control, and this Paragraph b constitutes such election.

d. The parties hereto acknowledge and agree that, after the Termination Date, except for the compensation described in this Paragraph 4, the Corporation and its subsidiaries shall owe to the Executive no other compensation or benefits.

5. Indebtedness. The Executive represents and warrants that the Executive is not indebted to the Corporation (other than indebtedness secured by a mortgage on the Executive’s residence). To the knowledge of the Corporation, the Executive is not indebted to the Corporation (other than indebtedness secured by a mortgage on the Executive’s residence).

6. Unconditional General Releases.

a. In consideration of the compensation to the Executive provided above, the adequacy and receipt of which is hereby acknowledged, the Executive, on behalf of himself and his heirs, personal or legal representatives, successors and assigns, agrees that the Executive is hereby forever giving up and waiving any claims, whether known or unknown, the Executive may have against the Corporation, its affiliates, their employees, officers, directors, lawyers, or agents for any personal or monetary relief for the Executive that is based, in whole or in part, on conduct that occurred before the date the Executive signs this Agreement. By waiving and giving up such claims, the Executive understands that the Executive is releasing the Corporation, its affiliates, their employees, officers, directors, lawyers, and agents from any liability or obligation for any expense, damage, or losses the Executive might claim based on, among other things, the following: (a) the Executive’s employment with the Corporation or the termination of that employment; (b) any Corporation policy, practice, contract or agreement; (c) any tort or personal injury; (d) any policies, practices, laws or agreements governing the payment of wages, commissions or other compensation; (e) any laws governing employment discrimination including, but not limited to, the Rehabilitation Act of 1973, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Older Worker Benefit Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Executive Retirement Income Security Act, the Florida Civil Rights Act, and any ordinance or local authority; (f) any laws or agreements that provide for punitive, exemplary or statutory damages; and (g) any laws or agreements that provide for payment of attorneys’ fees, costs or expenses; in each case, except as specifically provided in this Agreement.

b. In consideration of the covenants and obligations of the Executive provided in this Agreement, the adequacy of which is hereby acknowledged, the Corporation, on behalf of itself and its affiliates, legal representatives, successors and assigns, agrees that the Corporation is hereby forever giving up and waiving any claims, whether known or unknown, the Corporation and its affiliates may have against the Executive for any personal or monetary relief for the Corporation and its affiliates that is based, in whole or in part, on conduct that occurred before the date the Corporation signs this Agreement.

7. Claims Not Waived. The Executive understands that this Agreement does not waive (a) any claims that the Executive may have for compensation for illness or injury or medical expenses under any workers’ compensation statute, (b) any claims that the Executive may have as a shareholder of the Company, or (c) any claim that by law cannot be waived or released. The Executive also understands that even though he has waived and released the claims described in Paragraph 6, the Executive is not prohibited from filing a charge or cooperating with any government agency for matters not waived and released.

8. Covenant Not to Compete; Confidentiality.

a. For a period of six (6) months after the Termination Date, the Executive shall not directly or indirectly:

i. Engage in the services of, carry on, participate in, render services to, own any interest in, share in the earnings of, or invest in the obligations or securities of, any business in the Territory (as hereinafter defined) which is the same or similar to the business of the Corporation, whether as an individual for his own account or for or with any other person, firm, corporation, partnership, joint venture, trust, enterprise or any entity whatsoever;

ii. Reveal or make available to any person or entity any information or technology with regard to the business of the Corporation, except as may be required by law, or use or attempt to use his knowledge concerning the business of the Corporation in any manner which may injure, cause loss or otherwise be detrimental, or may be intended to injure, cause loss or be otherwise detrimental, to the business of the Corporation, or which may benefit, or may be intended to benefit, any other person or entity which is engaged in the same or similar business as the business of the Corporation; or

iii. Consult with or render services of any nature to any person or entity that is engaged in the Territory in a business which is the same or similar to the business of the Corporation.

For purposes of this Paragraph 8, “Territory” shall mean Seminole, Lake, Volusia, Flagler, and Orange Counties, all in the State of Florida.

b. The Executive will not at any time use for his own benefit, copy or make known in any manner to any person, firm, corporation or other entity the contents of any agreements (including this Agreement), memoranda, correspondence, writings, drawings, reports, charts, or other media, of or related to information, data, methods, systems, processes, concepts or technologies, used or developed by the Executive and/or the Corporation, including, without limitation, any and all trade secrets (as defined under Florida law), proprietary information or other confidential information acquired by Executive in connection with the Executive’s employment with the Corporation. The Executive understands and agrees that the lists of existing or prospective customers, vendors, and contractors of the Corporation, as such may exist from time to time, and information concerning such customers, vendors, and contractors are valuable, special and unique assets of the Corporation’s business which are entitled to protection under the provisions of this Paragraph 8.

c. If any of the covenants in this Paragraph 8 should be found unreasonable by a court of competent jurisdiction, a lesser restriction shall be enforced against the Executive. The provisions of this Paragraph 8 are severable and if any one or more provisions should be determined by a court of competent jurisdiction to be invalid or otherwise unenforceable, in whole or in part, the remaining provisions (and any partially unenforceable provision to the extent enforceable in any jurisdiction) shall, nevertheless, be binding and enforceable.

d. If the Executive violates any covenant or obligation under this Paragraph 8, then the expiration of the Executive’s obligations under this Paragraph 8 shall be tolled and extended for a period of time equal in duration to the period of time that the Executive was in breach thereof. During such time that the Corporation in good faith believes that the Executive is violating any covenant or obligation under this Paragraph 8, the Corporation shall pay all payments described in Paragraphs 2 and 4 of Exhibit 1 to Foley & Lardner LLP, as escrow agent, or another escrow agent mutually agreeable to the parties to this Agreement (the “Escrow Agent”), to be held by the Escrow Agent in a non-interest bearing account according to the terms of this Paragraph 8. Such amounts paid into escrow pursuant to this Paragraph 8 shall be paid out by the Escrow Agent according to the joint written instructions of the Corporation and the Executive or the final, non-appealable order of a court of competent jurisdiction (the “Court”).

The following provisions shall also apply with respect to the Escrow Agent:

i. The duties of the Escrow Agent hereunder are entirely administrative and not discretionary. The Escrow Agent is obligated to act only in accordance with the terms of this Agreement, any joint written instructions given to it by the Corporation and the Executive, and a final non-appealable order of the Court.

ii. The Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine.

iii. The Corporation and the Executive agree, jointly and severally, to indemnify and hold the Escrow Agent, and its partners, directors, officers, employees, affiliates and representatives (individually, an “Indemnified Party” and collectively, the “Indemnified Parties”) harmless from and against any and all loss, damage, claims, liabilities, judgments and other costs and expenses of every kind and nature which may be incurred by an Indemnified Party by reason of the Escrow Agent’s acceptance of, and its performance under, this Agreement, including, without limitation, reasonable attorneys’ fees for the defense of any liabilities incurred or otherwise, except to the extent any such loss, damage, claim, liability, judgment, cost or expense resulted from the Escrow Agent’s willful misconduct or gross negligence.

iv. The Escrow Agent may resign at any time by giving ten (10) days’ prior written notice to the Corporation and the Executive and by delivering all funds then held in escrow hereunder to the Court in any action, whether or not initiated by Escrow Agent.

v. The Executive agrees that, in the event of any dispute involving the Executive, on the one side, and the Corporation, on the other side, Foley & Lardner LLP shall not be prohibited from serving as legal counsel for the Corporation adverse to the Executive, notwithstanding its role as Escrow Agent hereunder.

9. Nondisparagement. The Executive agrees that he will not make statements to any person accusing the Corporation or any other person or entity released in Paragraph 6 of discriminatory, wrongful, or unfair conduct in relation to his employment or the termination of his employment with the Corporation. The Corporation agrees that its executive officers and directors, and the executive officers and directors of the Corporation’s affiliates, will not make disparaging statements regarding the Executive to any person. This paragraph shall not apply to either party’s compliance with any subpoena or other compulsory legal process.

10. Injunctive Relief. Each party hereto agrees that the other party will suffer irreparable damage if the first party violates any covenant in Paragraph 8 or Paragraph 9 above; therefore, each such party shall be entitled, in addition to any other rights or remedies that such party may possess, without the posting of any bond or other security, to injunctive and other equitable relief to restrain the breach or threatened breach of, or otherwise to specifically enforce, any of the covenants of Paragraph 8 or Paragraph 9 above.

11. Duty to Return Property. The Executive represents and warrants that he has returned to Corporation all property, including equipment and documents, of the Corporation which he had in his possession or control.

12. Release of Rights in Intellectual Property. The Executive hereby transfers, grants, conveys, assigns, and relinquishes exclusively to the Corporation, all of the Executive’s right, title, and interest of every kind throughout the world in and to all intellectual property developed for or by the Corporation, including all United States and international copyrights or patents thereto, and any renewals or extensions thereof, together with all other interests accruing by reason of international conventions with respect to intellectual property.

13. Duty of Cooperation. For a period of six (6) months after the Termination Date, the Executive agrees to cooperate with the Corporation and to provide all information, that the Corporation may hereafter reasonably request with respect to any matter involving Executive’s present or former relationship with the Corporation, the work the Executive has performed, or present or former employees or clients of the Corporation, including but not limited to any litigation with respect to such matters. Without limiting the foregoing, the Executive shall:

a. Furnish such information and assistance as may be reasonably required by the Corporation in connection with any litigation or settlement of any dispute between the Corporation and a customer or other third party (including, without limitation, appearing as a witness for the Corporation in any judicial or administrative proceeding); and

b. Furnish such information and assistance as may be reasonably required by the Corporation in connection with any regulatory examination by any state or federal regulatory agency.

Notwithstanding the foregoing provisions in this Section 13, prior to giving such cooperation and providing such information and assistance, Executive shall have the right to consult with the Corporation’s legal counsel to assess the reasonableness and legality of such request. Furthermore, Executive shall continue to be covered by the Corporation’s errors and omissions insurance and be subject to the Corporation’s standard indemnification provisions for officers. This provision shall survive termination of this Agreement.

14. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. In addition, if the scope of any restriction or covenant contained herein should be or become too broad or extensive to permit enforcement thereof to its fullest extent, then such restriction or covenant shall be enforced to the maximum extent permitted by law.

15. Applicable Law and Enforcement. This Agreement shall be governed by and construed and enforced under the laws of the State of Florida. Exclusive venue for any legal action brought under, or related to, this Agreement shall be in Seminole County, Florida. Additionally, the Executive waives his right to trial by jury with respect to any action concerning the enforcement of, arising or resulting from the alleged breach of, or in any other way related to this Agreement (including litigation seeking a construction or declaration of its meaning, terms or effect).

16. Entire Agreement. This Agreement, together with Exhibit 1, contains the entire agreement of the parties with respect to the subject matter contained herein, and no amendment, modification, or waiver of any provision hereto shall be valid unless in writing and signed by the Executive and the Corporation. Without limiting the foregoing, this Agreement specifically supersedes the Employment Agreement and the Salary Continuation Agreement, including all of the exhibits thereto, each of which shall be terminated as of the Termination Date.

17. Attorneys’ Fees and Costs. In the event any litigation, arbitration or similar proceeding, including any action pursuant to Paragraph 10 above (“Litigation”) is commenced or defended by any party hereto claiming, in such litigation or defense a breach of this Agreement by the other party hereto, and in the event such commencing or defending party is successful on the merits of such claim or defense, and substantially prevails in Litigation, the other party shall pay to the prevailing party, all costs and expenses, including, without limitation, reasonable attorneys’ fees, court costs, and cost of experts and investigation, whether at trial, upon appeal, or during investigation, of such prevailing party in prosecuting such claim or establishing such defense. This Paragraph 17 shall not apply to any action by the Executive regarding the validity of this Agreement under the Age Discrimination in Employment Act.

18. Captions. Any captions to or headings of the paragraphs of this Agreement are solely for the convenience of the parties, and shall not be interpreted to affect the validity of this Agreement or to limit or affect any rights, obligations, or responsibilities of the parties arising hereunder.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute but one and the same instrument.

20. Required Notifications Under the Older Worker Benefit Protection Act. By my signature below, I, the Executive, acknowledge the following:

a. I am releasing claims that I may have under the Age Discrimination in Employment Act (the “ADEA”);

b. I have read and fully understand the terms of this Agreement;

c. I have agreed to execute this Agreement knowingly and voluntarily;

d. I have the right to consult with an attorney prior to executing this Agreement;

e. I am releasing only those claims arising prior to the date of the effectiveness of this release;

f. I have twenty-one (21) days after the Termination Date in which to consider this release of claims under the ADEA, which I acknowledge to be a reasonable and sufficient period of time for review, deliberation, and negotiation;

g. I have full knowledge of the implications of such settlement and release of claims; and

h. I may revoke my release of claims under the ADEA for a period of seven (7) days from the date of my execution of this Agreement by delivering a written notice of revocation to the Company.

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IN WITNESS WHEREOF, the parties have fully read, understood and freely executed this Agreement as of dates written below.

Witnesses:	COMPANY:

FEDERAL TRUST CORPORATION

/S/ LISA HAAS	By:	/S/ DENNIS T. WARD

Print:	Print:

	Its:	PRESIDENT AND CEO

	Date:	11/1/07

/S/ MARCIA ZDANYS

Print:

BANK:

FEDERAL TRUST BANK

/S/ LISA HAAS	By:	/S/ DENNIS T. WARD

Print:	Print:

	Its:	PRESIDENT AND CEO

	Date:	11/1/07

/S/ MARCIA ZDANYS

Print:

EXECUTIVE:

/S/ JULIE E. GASTFIELD	/S/ JAMES V. SUSKIEWICH
Print:	JAMES V. SUSKIEWICH

	Date:	10/31/07

/S/ SUSAN C. PIERDOMINICI

Print:

Exhibit 1

Compensation

1.	Payment for twelve (12) days of unused vacation time calculated at the daily prorated rate of the Executive’s Base Salary as defined in Schedule B as of the Termination Date, payable on or before the next regularly scheduled pay day for the Corporation’s employees following the effective date of this Agreement.

2.

Severance payments in the amount of $1,125,000, payable in seventy-eight (78) equal, semi-weekly installments of $14,423.08 commencing on the next regularly scheduled pay day for the Corporation’s employees following the effective date of this Agreement and continuing every two weeks thereafter, until the 78th installment has been paid.

3.	Continued participation for the Executive and his spouse, in all the following benefit plans at the Corporation’s expense, less any premium amount paid by the executive officers of the Corporation for comparable coverage (which amount shall be withheld from the foregoing severance payments), upon the same terms and with the same elections and options as in place on the Notice Date, in each case until the earliest to occur of (1) the date the Executive becomes eligible to participate in the comparable employee benefit plan or program of another employer, or (2) the third anniversary of the Termination Date:

a. Medical - United Healthcare

b. Dental - Guardian

c. Life, LTD - Prudential

In the event participation in such benefit plans continues until the third anniversary of the Termination Date, thereafter the Executive (and/or his spouse) may elect to participate, at the Executive’s (and/or his spouse’s) expense, in health care continuation (COBRA) coverage as provided pursuant to Sections 601 through 608 of the Employee Retirement Income Act of 1974, as amended, or any successor statute, rule or regulation.

In the event the Corporation substantially changes its medical, dental and life insurance programs, and/or the portion payable by the executive officers of the Corporation, the Executive shall receive Corporation-paid benefits similar to that of the executive officers.

4.

Early retirement payments (a) payable to the Executive, during the lifetime of the Executive, in the amount of $202,500 annually, and (b) payable to the Executive’s spouse, if she survives the Executive, during the lifetime of the Executive’s spouse, in the amount of $162,000 annually, paid in equal quarterly installments of $50,625 each commencing on November 1, 2007 and continuing on the first day of each February, May, August, and November thereafter; provided, however, pursuant to Section 409A, the installments payable on November 1, 2007 and February 1, 2008 shall each be reduced by $20,812 (or $16,650, if the Executive dies prior to such a date and he is survived by his spouse) (the “Delay Amount”). The aggregate amount of the Delay Amount shall be payable to the Executive (or his spouse) together with the quarterly installment payable hereunder on May 1, 2008.

For example, assuming the executive survives to at least August 2, 2008, the quarterly early retirement payments shall be as follows:

Payment Date	Delay Amount		Payment Amount
November 1, 2007	$	- 20,812	$29,813
February 1, 2008		- 20,812	29,813
May 1, 2008		41,624	92,249
August 1, 2008 (and thereafter)		0	50,625